Exhibit 10.1

Execution Copy

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDMENT, dated as of September 29, 2004 (this “Second Amendment”), is to the Second Amended and Restated Credit Agreement (as amended prior to the date hereof, the “Credit Agreement”), dated as of December 16, 2002, among AMERICAN SEAFOODS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), AMERICAN SEAFOODS CONSOLIDATED LLC, a Delaware limited liability company (the “Parent”), AMERICAN SEAFOODS GROUP LLC, a Delaware limited liability company (the “Borrower”), the Lenders, HARRIS TRUST AND SAVINGS BANK, as Documentation Agent, THE BANK OF NOVA SCOTIA, as Syndication Agent, and BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

The Borrower and the Lenders amended the Credit Agreement pursuant to that certain First Amendment, dated as of January 15, 2004, among the Borrower, Parent, Holdings and the Lenders party thereto.

The Borrower has requested the Lenders to make certain changes to the Credit Agreement, including, among other things, amending the Leverage Ratio and providing for the creation of NewParent and the Discount Notes Co-Issuer (each as defined below) and the single issuance by NewParent and the Discount Notes Co-Issuer of unsecured, senior discount notes for gross proceeds not to exceed $180,000,000 in the aggregate. In consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed, subject to the terms and conditions hereof, to amend the Credit Agreement as provided herein.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement (the Credit Agreement, as amended by, and together with, this Second Amendment, and as hereinafter amended, modified, extended or restated from time to time, being called the “Amended Agreement”).

Accordingly, the parties hereto hereby agree as follows:

PART I

AMENDMENTS TO THE CREDIT AGREEMENT

SUBPART 1.01 Amendment to Article I. Article I of the Credit Agreement is hereby amended as follows:

(a) Article I of the Credit Agreement is hereby amended by inserting the following definitions therein in their respective appropriate alphabetical order:

“‘Discount Notes’ means the proposed single issuance of senior discount notes by the Issuers for gross cash proceeds not to exceed $180,000,000 in the aggregate which (i) no payment in respect of principal, interest, or otherwise (except with respect to any cash interest which may have become due and payable as a result of the Issuers’ failure to register the Discount Notes under the Securities Act pursuant to the terms thereof) shall be payable to the holders of the Discount Notes in cash before the date that is one Business Day after March 31, 2009, (ii) are unsecured, (iii) are not guaranteed by any Person, including, without limitation, Parent or ASC, and (iv) are issued pursuant to documentation containing terms and conditions substantially similar to the Description of Notes set forth in Annex 1 hereto, with any changes thereto being reasonably satisfactory to the Administrative Agent.”

“‘Discount Notes Co-Issuer’ means a newly formed corporation which is a Wholly-Owned Subsidiary of NewParent, and its successors.”

“‘Discount Notes Documents’ means, collectively, any indenture, note purchase agreement, promissory notes, registration rights agreement, and other instruments and agreements evidencing the terms of the Discount Notes, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.08(a).”

“‘IDS Transaction’ means the proposed initial public offering of income deposit securities consisting of capital stock and notes of a new direct or indirect parent entity of Holdings and the transactions related thereto, including, without limitation, the negotiation of a secured credit facility with Wells Fargo, N.A., as administrative agent, and a note purchase agreement for certain secured senior notes.”

“‘Issuer Capitalization means (i) the contribution to the Parent by Holdings of Capital Stock of NewParent and, unless the Discount Notes Co-Issuer is a Subsidiary of NewParent, the Discount Notes Co-Issuer and (ii) the contribution to NewParent by the Parent and/or ASC of Capital Stock of the Borrower and/or Borrower Preferred Interests, and, unless the Discount Notes Co-Issuer is a Subsidiary of NewParent, the contribution to NewParent of Capital Stock of the Discount Notes Co-Issuer, as applicable.”

“‘Issuer Capitalization Date’ means the date upon which the Issuer Capitalization occurs pursuant to all applicable laws.”

“‘Issuer Joinder Agreement’ means the joinder agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by each of NewParent and the Discount Notes Co-Issuer in accordance with Section 6.11(f).”

“‘Issuers” means NewParent and the Discount Notes Co-Issuer, collectively and individually.

“‘NewParent’ means a newly formed limited liability company which is a Subsidiary of the Parent, and its successors.”

“‘Repricing Transaction” means the incurrence by any Consolidated Party of any Debt (including, without limitation, any new or additional term loans under this Agreement) that is secured or is broadly marketed or syndicated to banks and other institutional investors in financings similar to the Tranche B Term Loans (i) having an effective interest rate margin or weighted average yield (consistent with generally accepted financial practice, after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the Applicable Percentage for, or weighted average yield of, the Tranche B Term Loans, and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Tranche B Term Loans.”

“‘Second Amendment’ means that certain Second Amendment to this Agreement, dated as of September 29, 2004, among Holdings, the Parent, the Borrower and the Lenders party thereto.”

“‘Second Amendment Effective Date’ means the date the Second Amendment becomes effective pursuant to its terms.”

“‘SPC Trucking Asset Disposition’ means the sale, transfer or other disposition, in one or a series of transactions and for fair market value, of assets owned by Southern Pride Catfish Trucking Inc. and Southern Pride Catfish LLC consisting of motor vehicles and related property.”

(b) the definition of “Borrower Preferred Interests” is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“‘Borrower Preferred Interests’ means the preferred membership interest in the Borrower issued by the Borrower to ASC on January 28, 2000 as partial consideration for a contribution of assets by ASC to the Borrower. Upon the occurrence of the Issuer Capitalization, such interests shall be contributed by ASC to NewParent in exchange for equity in NewParent.”

(c) the definition of “Change of Control” is hereby amended by adding the following paragraph to the end thereof:

“Notwithstanding the foregoing, at any time on or after the Issuer Capitalization Date,

(i) subclause (i)(B) of this defined term Change of Control shall be deemed to have been amended to read as follows:

“(B) (1) the Parent shall cease to own directly or indirectly through ASC, 100% of the Capital Stock of NewParent, on a fully-diluted basis as set forth in clause (A) and (2) NewParent shall cease to own directly 100% of the Capital Stock of the Discount Notes Co-Issuer and the Borrower,”

(ii) subclause (ii)(B) of this defined term Change of Control shall be deemed to have been amended to read as follows:

“(B) (1) the Parent shall cease to own directly or indirectly through ASC, 100% of the Capital Stock of NewParent, on a fully-diluted basis as set forth in clause (i)(A) above and (2) NewParent shall cease to own directly 100% of the Capital Stock of the Discount Notes Co-Issuer and the Borrower,”

and

(iii) clause (iv) of this defined term Change of Control shall be deemed to have been amended to read as follows:

“(iv) “change of control” (as defined in the Senior Subordinated Note Indenture or the Discount Notes Documents) occurs.”

(d) the definition of “Consolidated EBITDA” is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“‘Consolidated EBITDA’ means for any period the sum of (i) Consolidated Net Income for such period plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense, (B) provisions for Federal, state, local and foreign income, value added and similar taxes, (C) depreciation and amortization expense, (D) unrealized foreign exchange losses recognized in accordance with Statement of Financial Accounting Standards No. 133, (E) other non-cash charges or non-cash losses, including but not limited to, non-cash deductions in respect of minority interests, (F) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower incurred and deducted from net income during the nine-month period ending April 30, 2002 as a result of the Recapitalization (provided that the foregoing amounts referred to in this clause (F) shall not exceed $3,000,000 in the aggregate), (G) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees, related out-of-pocket expenses and printing expenses of the Borrower expensed during the 2004 fiscal year of the Borrower or any subsequent fiscal year in connection with the IDS Transaction (provided that the foregoing amounts referred to in this clause (G) shall not exceed $19,000,000 in the aggregate), (H) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees, related out-of-pocket expenses and amendment fees expensed in connection with the Second Amendment, and (I) (1) any bonuses or other payments paid to management in connection with the issuance of the Discount Notes and (2) any financial advisory fees, accounting fees, legal fees, and other similar advisory and consulting fees, related out-of-pocket expenses and printing expenses in connection with the offer and sale of the Discount Notes, provided that, in each case, the monies used for the payment of the items listed above in this clause (I)(1) are exclusively cash proceeds in respect of the issuance of the Discount Notes and (2) have been expensed out of Consolidated Net Income, plus (iii) all cash payments received during such period on account of non-cash income or non-cash gains in a prior period minus (iv) all cash payments made during such period on account of non-cash charges expensed in a prior period minus (v) an amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income, (B) unrealized foreign exchange gains recognized in accordance with Statement of Financial Accounting Standards No. 133 and (C) any non-cash income or non-cash gains, all as determined in accordance with GAAP.”

(e) the definition of “Consolidated Parties” is hereby amended in its entirety to read as follows:

“‘Consolidated Parties’ means the Parent, the Issuers (on and after the Issuer Capitalization Date), the Borrower and their respective Subsidiaries, and “Consolidated Party” means any one of them.”

(f) the definition of “Collateral Documents” is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“‘Collateral Documents’ means, collectively, the Security Agreement, the Pledge Agreement, the Parent Pledge Agreement, the Depositary Bank Agreements, the Mortgage Documents, the Vessel Mortgages, the Issuer Joinder Agreement (on and after the Issuer Capitalization Date), any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages required to be delivered pursuant to the Credit Documents and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.”

(g) the definition of “Excess Cash Flow” is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“‘Excess Cash Flow’ means for any period an amount equal to (i) Consolidated EBITDA for such period plus (ii) extraordinary cash income, if any, business interruption insurance proceeds, if any, and cash gains attributable to Asset Dispositions out of the ordinary course of business, if any, of the Borrower and its Consolidated Subsidiaries during such period to the extent not included in Consolidated EBITDA for such period and not required to be utilized in connection with a repayment or prepayment of the Loans made or to be made pursuant to Section 3.03(b)(iii) or reinvested pursuant to the terms hereof, plus (iii) the amount, if any, by which Consolidated Adjusted Working Capital decreased during such period, minus (iv) Consolidated Capital Expenditures for such period paid in cash (and not with the proceeds of Debt), minus (v) Consolidated Interest Expense paid in cash by the Borrower and its Consolidated Subsidiaries during such period, minus (vi) Consolidated Cash Taxes (including Permitted Tax Dividends) for such period, minus (vii) Consolidated Scheduled Debt Payments for such period, minus (viii) optional prepayments of the Term Loans during such period, minus (ix) to the extent not included in clause (iii) above, repayments or prepayments of the Revolving Loans and Swingline Loans to the extent the Revolving Commitments and the Swingline Commitment are permanently reduced at the time of such payment, minus (x) the amount, if any, by which Consolidated Adjusted Working Capital increased during such period, and minus (xi) solely with respect to calculating Excess Cash Flow for the 2004 fiscal year of the Borrower, all items paid in cash during the 2004 fiscal year included in Consolidated EBITDA pursuant to clauses (ii)(G) and (ii)(H) of the definition thereof, it being understood that for purposes of clauses (vii), (viii) and (ix) above, any such payments, prepayments and/or commitment reductions effected during calendar year 2002 prior to the Effective Date under the Original Credit Agreement shall be treated in the same manner as payments, prepayments and commitment reductions under this Agreement effected after the Effective Date and not made with proceeds of any Loans or Senior Subordinated Notes. Repayments and prepayments of the Term Loans pursuant to Section 3.03(b) (including any such repayments or prepayments made prior to the Effective Date under Section 3.03(b) of the Original Credit Agreement) shall not be included in clauses (vii) and (viii) of this definition.”

(h) Clause (iv) of the definition of “Excluded Asset Disposition” is hereby amended by replacing the parenthetical contained therein with the phrase “(other than in connection with any Casualty, Condemnation or SPC Trucking Asset Disposition)”.

(i) the definition of “Excluded Debt Issuance” is hereby amended in its entirety to read as follows:

“‘Excluded Debt Issuance’ means the incurrence of Debt by (i) the Borrower or any of its Subsidiaries permitted under Section 7.01(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi), in each case as in effect on the date hereof and (ii) NewParent and Discount Notes Co-Issuer permitted under Section 7.01(xiii).”

(j) The definition of “Excluded Equity Issuance” is hereby amended by (i) deleting the word “and” from the end of clause (iii) thereof, (ii) adding the following clause thereto as a new clause (v):

“and (v) the Issuer Capitalization.”

(k) the definition of “Parent Guarantors” is hereby amended in its entirety to read as follows:

“‘Parent Guarantors’ means the Parent, ASC, and each Issuer (on and after the Issuer Capitalization Date), individually and collectively.”

(l) the definition of “Parent Guaranty Agreement” is hereby amended in its entirety to read as follows:

“‘Parent Guaranty Agreement’ means the Guaranty Agreement, substantially in the form of Exhibit E-1 hereto, dated January 28, 2000 executed by the Holdings and the Parent in favor of the Administrative Agent, as modified on the Effective Date by the Acknowledgment Agreement and as the same may be modified by the Issuer Joinder Agreement, and as further amended, modified or supplemented from time to time.”

(m) the definition of “Parent Pledge Agreement” is hereby amended in its entirety to read as follows:

“‘Parent Pledge Agreement’ means the Pledge Agreement, substantially in the form of Exhibit F-2, dated January 28, 2000 among the Holdings, the Parent and the Collateral Agent, as modified on the Effective Date by the Acknowledgment Agreement, and as the same may be modified by the Issuer Joinder Agreement, and as further amended, modified or supplemented from time to time.”

(n) the definition of “Security Agreement” is hereby amended in its entirety to read as follows:

“‘Security Agreement” means the Security Agreement dated as of January 28, 2000, as amended and restated on and as of the Effective Date by the Amended and Restated Security Agreement, substantially in the form of Exhibit F-1 hereto, among the Parent, the Borrower, ASC, the Subsidiary Guarantors and the Collateral Agent, and as the same may be modified by the Issuer Joinder Agreement, and as further amended, modified or supplemented from time to time.”

SUBPART 1.02 Amendments to Article II. Section 2.05(c)(iv) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(iv) any breach of this Agreement or any other Loan Document by Holdings, the Parent, NewParent and the Discount Notes Co-Issuer (on and after the Issuer Capitalization Date), the Borrower or any other Lender,”

SUBPART 1.03 Amendments to Article III. Article III of the Credit Agreement is amended by adding the following Section 3.03(c) thereto:

“(c) Repricing Transaction Prepayment Premium. Notwithstanding anything contained in Section 3.03(a) or (b), if the Borrower makes any voluntary or mandatory prepayment of any Tranche B Term Loan within one (1) year after the Second Amendment Effective Date in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the Tranche B Term Lenders, a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of the Tranche B Term Loans so prepaid, in addition to all accrued interest thereon and any additional amounts required pursuant to Section 3.11.”

SUBPART 1.04 Amendments to Article V. Article V of the Credit Agreement is amended as follows:

(a) The preamble to Article V is hereby amended in its entirety to read as follows:

“Each of the Parent and the Borrower represents and warrants, after giving effect to the consummation of the Recapitalization on the Effective Date, and NewParent represents and warrants, on and after the Issuer Capitalization Date, that:”

(b) Clause (a) of Section 5.31 of the Credit Agreement are hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“(a) On the Effective Date, Holdings owns 100% of the limited liability company interests in the Parent, and the Parent, directly or indirectly through ASC, owns 100% of the limited liability company interests in the Borrower (the “Borrower LLC Interests”). The Borrower LLC Interests have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any member. At any time prior to the Issuer Capitalization Date, the Parent and ASC, respectively, own good, valid and marketable title to all the outstanding Borrower LLC Interests free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents or Permitted Liens. The Borrower has no outstanding Equity Equivalents, no incentive units, phantom stock or similar arrangements and no calls, commitments or claims of any character relating to its Capital Stock. Except as set forth on Schedule 5.31 (at any time in effect prior to the Issuer Capitalization Date), there are no shareholder agreements or other agreements pertaining to the Borrower LLC Interests, including any agreement that would restrict the Parent’s or ASC’s right to dispose of the Borrower LLC Interests and/or its right to vote the Borrower LLC Interests.”

(c) Section 5.31 of the Credit Agreement are hereby amended by adding the following clauses thereto as new clauses (c) and (d):

“(c) On the Issuer Capitalization Date, Holdings owns 100% of the limited liability company interests in the Parent, and the Parent, directly or indirectly through ASC, owns 100% of the Capital Stock in NewParent (the “NewParent LLC Interests”), and NewParent owns 100% of the limited liability company interests in the Borrower (the “Borrower LLC Interests”) and 100% of all issued and outstanding Capital Stock of the Discount Notes Co-Issuer (the “Discount Notes Co-Issuer Ownership Interests”). On and after the Issuer Capitalization Date, (i) all of the NewParent LLC Interests, the Borrower

LLC Interests and the Discount Notes Co-Issuer Ownership Interests have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any member; (ii) the Parent and ASC, respectively, own good, valid and marketable title to all the outstanding NewParent LLC Interests, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents or Permitted Liens; (iii) NewParent owns good, valid and marketable title to all the outstanding Borrower LLC Interests and the Discount Notes Co-Issuer Ownership Interests, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents or Permitted Liens; (iv) none of NewParent, the Discount Notes Co-Issuer or the Borrower have any outstanding Equity Equivalents, incentive units, phantom stock or similar arrangements nor any calls, commitments or claims of any character relating to its Capital Stock; and (v) except as set forth on Schedule 5.31 (as supplemented on or after the Issuer Capitalization Date), there are no shareholder agreements or other agreements pertaining to the NewParent LLC Interests, the Discount Notes Co-Issuer Ownership Interests or Borrower LLC Interests, including any agreement that would restrict (A) either the Parent’s or ASC’s right to dispose of the NewParent LLC Interests and/or its right to vote the NewParent LLC Interests or (B) NewParent’s right to dispose of the Borrower LLC Interests or the Discount Notes Co-Issuer Ownership Interests and/or its right to vote the Borrower LLC Interests or the Discount Notes Co-Issuer Ownership Interests.

(d) Schedule 5.31 sets forth a true and accurate list, as of the Issuer Capitalization Date, of each holder of Capital Stock of Holdings, the Parent, ASC, NewParent, the Discount Notes Co-Issuer and the Borrower, indicating the name of each such holder and the Capital Stock held by each such Person.”

SUBPART 1.05 Amendments to Article VI.

(a) The preamble to Article VI is hereby amended in its entirety to read as follows:

“Each of the Parent and the Borrower, and, where applicable, Holdings and NewParent (on and after the Issuer Capitalization Date), agrees that so long as any Lender has any Commitment hereunder, any Obligation or other amount payable hereunder or under any Note or other Credit Document or any LOC Obligation remains unpaid or any Letter of Credit remains in effect:”

(b) Section 6.01 of the Credit Agreement is hereby amended by adding the following clause thereto as a new clause (o):

“(o) Each Credit Party hereby acknowledges that (a) the Administrative Agent will, or will direct BAS, as lead arranger and book manager hereunder to, make available to the Lenders, the Issuing Lender and the Swingline Lender materials and/or information provided by or on behalf of such Credit Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Credit Party or its securities) (each, a “Public Lender”). Each Credit Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, BAS, the Issuing Lender, the Swingline Lender and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Credit Parties or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

(c) The last two sentences of Section 6.10 of the Credit Agreement are amended hereby in their entirety as follows (for reference, provisions amended hereby are italicized):

“Upon the occurrence and during the continuance of an Event of Default, each of the Parent, NewParent (on and after the Issuer Capitalization Date) and the Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to the Administrative Agent and the Lenders copies of any of the financial statements, trial balances or other accounting records of any sort of the Consolidated Parties in the accountant’s or auditor’s possession, and to disclose to the Administrative Agent and the Lenders any information they may have concerning the financial status and business operation of the Consolidated Parties. Upon the occurrence and during the continuance of an Event of Default, each of the Parent, NewParent (on and after the Issuer Capitalization Date) and the Borrower hereby irrevocably authorizes all federal, state and municipal authorities to furnish to the Lenders copies of reports or examinations relating to the Consolidated Parties, whether made by the Consolidated Parties or otherwise.”

(d) Section 6.11 of the Credit Agreement is hereby amended by adding the following clause to the end thereof as a new clause (f):

“(f) Upon the Issuer Capitalization, Parent will take such actions from time to time as shall be necessary to ensure that each of NewParent and the Discount Notes Co-Issuer is a Parent Guarantor. Without limiting the generality of the foregoing, upon the Issuer Capitalization Date, the Parent will provide the Collateral Agent with notice of such formation setting forth in reasonable detail a description of all of the assets of NewParent and the Discount Notes Co-Issuer and will cause the relevant parties to:

(i) on the Issuer Capitalization Date, execute the Issuer Joinder Agreement, pursuant to which NewParent shall agree to become a party to this Agreement, and NewParent agrees, and shall cause the Discount Notes Co-Issuer to agree, to become an “Obligor” under the Security Agreement, and a “Pledgor” under the Parent Pledge Agreement, and a “Guarantor” under the Parent Guaranty Agreement,

(ii) in the case of NewParent, take such actions (including, without limitation, delivering such securities, other investment property or instruments and executing and delivering such Uniform Commercial Code financing statements) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject only to Permitted Liens) on all or substantially all of the assets of NewParent and the Discount Notes Co-Issuer as collateral security for the Obligations;

(iii) in the case of NewParent, in respect of itself and the Discount Notes Co-Issuer, shall cause to be delivered (x) such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Credit Party pursuant to Section 4.01 on the Effective Date or as the Administrative Agent, the Collateral Agent or the Required Lenders shall have requested, (y) any Additional Collateral Documents required pursuant to Section 6.11 and (z) to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that Section 6.11(b) has been complied with, including, without limitation, (A) the Parent will, and will cause ASC to, cause, 100% of the Capital Stock of NewParent to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents and (B) NewParent will cause 100% of the Capital Stock of the Discount Notes Co-Issuer and the Borrower to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents; and

(iv) in the case of Parent and NewParent, to take, and to ensure ASC (in the case of the Parent) and the Discount Notes Co-Issuer (in the case of NewParent) take, any further actions necessary to satisfy the requirements of the Credit Documents and as may reasonably be requested by the Administrative Agent or Collateral Agent.”

(e) Section 6.13 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“Section 6.13 Contributions. Upon its receipt thereof, each of the Parent, ASC, and, on or after the Issuer Capitalization Date, NewParent will contribute (and will cause the Discount Notes Co-Issuer to make Discount Notes Co-Issuer Dividends (as defined below) to be contributed by NewParent) as a common equity contribution to the capital of the Borrower any cash proceeds received by (x) the Parent and ASC after the Effective Date, and (y) NewParent on or after the Issuer Capitalization Date, as the case may be, from any Asset Disposition, Debt Issuance or Equity Issuance or any cash capital contributions or any Discount Notes Co-Issuer Dividends, except that

(i) NewParent shall be permitted to (A) retain the cash proceeds of the issuance of the Discount Notes and shall be permitted to cause the Discount Notes Co-Issuer to dividend to NewParent any cash proceeds the Discount Notes Co-Issuer receives in respect of the issuance of the Discount Notes, and (B) retain the Capital Stock of the Borrower contributed to it by the Parent and ASC, including the Borrower Preferred Interests, on the Issuer Capitalization Date; and

(ii) the Discount Notes Co-Issuer (A) shall be permitted to retain the immaterial contribution received by it from NewParent pursuant to Section 7.06(a)(ix)(B) on or prior to the Issuer Capitalization Date, and (B) may be permitted, at NewParent’s discretion, to retain any cash proceeds received by the Discount Notes Co-Issuer in respect of the issuance of the Discount Notes.

For the purposes of this Section 6.13, “Discount Notes Co-Issuer Dividends” means any cash proceeds received by the Discount Notes Co-Issuer on or after the Issuer Capitalization Date from any Asset Distribution, Debt Issuance or Equity Issuance or any cash capital contribution, except, in each case, other than with respect to subclauses (i)(A) and (ii) above.”

SUBPART 1.06 Amendments to Article VII.

(a) The preamble to Article VII is hereby amended in its entirety to read as follows:

“Each of the Parent and the Borrower, and, where applicable, Holdings and NewParent (on and after the Issuer Capitalization Date), agrees that so long as any Lender has any Commitment hereunder, any Obligations or other amount payable hereunder or under any Note or other Credit Document or any LOC Obligation remains unpaid or any Letter of Credit remains unexpired:”

(b) Section 7.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (xii) thereof, (ii) adding the following clause thereto as a new clause (xiii), and (iii) renumbering the existing clause (xiii) as clause (xiv):

“(xiii) Debt of the Issuers in respect of the Discount Notes (but not including any renewal, refinancing or extension thereof); provided that no Default or Event of Default shall exist or be continuing either immediately prior to or after giving effect to the issuance of the Discount Notes; and”

(c) Section 7.05 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (x) thereof, (ii) deleting the period “.” from the end of clause (xi) thereof and substituting therefor the following semicolon and word “; and”, and (iii) adding the following clause thereto as a new clause (xii):

“(xii) Southern Pride Catfish Trucking Inc. may consummate the SPC Trucking Asset Disposition, so long as (a) the fair market value of all property subject to the SPC Trucking Asset Disposition does not exceed $7,500,000 in the aggregate and (b) the Net Cash Proceeds from the SPC Trucking Asset Disposition are applied pursuant to Section 3.03(b)(iii).”

(d) Clause (a)(viii) of Section 7.06 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“(viii) (A) prior to the Issuer Capitalization Date, the Borrower or any of its Subsidiaries may make loans and advances to the Parent and ASC, and ASC may make loans and advances to the Parent, and the Parent may make loans and advances to Holdings, and (B) on or after the Issuer Capitalization Date, the Borrower or any of its Subsidiaries may make loans and advances to NewParent, and NewParent may make loans and advances to the Parent and ASC, ASC may make loans and advances to the Parent, and the Parent may make loans and advances to Holdings, in each case, for the purposes and in the amounts necessary to pay the fees, expenses and taxes described in Section 7.07(iv);”

(e) Clause (a)(ix) of Section 7.06 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“(ix) prior to the Issuer Capitalization Date, the Parent and ASC may make equity contributions to the Borrower from time to time, and, on or after the Issuer Capitalization Date, the Parent and ASC may make equity contributions to NewParent, and NewParent may (A) make equity contributions to the capital of the Discount Notes Co-Issuer and the Borrower from time to time, and (B) make an immaterial contribution to the equity of the Co-Issuer in consideration of the issuance by the Co-Issuer of its Capital Stock to NewParent on or prior to the Issuer Capitalization Date;”

(f) Clause (a)(xvi) of Section 7.06 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“(xvi) ASC may retain an Investment consisting of the Borrower Preferred Interests and in common Capital Stock of the Borrower made on the date of the Original Credit Agreement; provided that, on the Issuer Capitalization Date, the Parent will ensure that ASC contributes the Borrower Preferred Interests and such common Capital Stock of the Borrower to NewParent in exchange for equity in NewParent, and NewParent will be permitted to retain such Investments;”

(g) Clause (b) of Section 7.06 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“(b) Asset Acquisitions. None of the Consolidated Parties will, or will permit any of their respective Subsidiaries to, make any acquisition of assets outside the ordinary course of business; provided that the Borrower and its Subsidiaries may make Permitted Acquisitions. For the avoidance of doubt, the Issuer Capitalization is not restricted by this Section 7.06(b).”

(h) Clause (d) of Section 7.06 of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, the Parent and ASC shall be permitted to establish, create or acquire NewParent, and NewParent shall be permitted to establish, create or acquire the Discount Notes Co-Issuer, so long as (i) at least 5 days’ prior written notice thereof is given to the Administrative Agent, (ii) the capital stock or other equity interests of each of NewParent and the Discount Notes Co-Issuer are pledged pursuant to, and to the extent required by, the Parent Pledge Agreement and the certificates representing such interests, together with transfer powers duly executed in blank, are delivered to the Collateral Agent, and (iii) each of NewParent and the Discount Notes Co-Issuer, to the extent requested by the Administrative Agent, takes all actions required pursuant to Section 6.11(f), and (iv) the Investment by Parent and ASC in NewParent, and NewParent in the Discount Notes Co-Issuer is otherwise permitted under paragraph (a) above.”

(i) Clauses (iii) and (iv) of Section 7.07 of the Credit Agreement are hereby amended in their entirety to read as follows (for reference, provisions amended hereby are italicized):

“(iii) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, (1) prior to the Issuer Capitalization Date, the Borrower may pay cash dividends to the Parent and cash distributions in respect of the Borrower Preferred Interests to ASC, and ASC may in turn pay cash dividends to the Parent, and the Parent may in turn pay cash dividends to Holdings if Holdings promptly uses the proceeds to redeem or repurchase Capital Stock (or options to purchase such Capital Stock) and (2) on or after the Issuer Capitalization Date, the Borrower may pay cash dividends and cash distributions in respect of the Borrower Preferred Interests to NewParent, and NewParent may in turn pay cash dividends to the Parent and ASC, and ASC may in turn pay cash dividends to the Parent, and the Parent may in turn pay cash dividends to Holdings if Holdings promptly uses the proceeds to redeem or repurchase Capital Stock (or options to purchase such Capital Stock), in each case, from (A) officers, managing directors, employees and directors of any Consolidated Party (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with (x) the Securityholders’ Agreement and (y) any stock option plan or any employee stock ownership plan maintained by Holdings, or (B) other holders of Capital Stock of Holdings, so long as the purpose of such purchase is to acquire Capital Stock for reissuance to new officers, managing directors, employees and directors (or their estates) of any Consolidated Party, to the extent so reissued within 12 months of any such purchase; provided that in all such cases the aggregate amount of all cash dividends paid in respect of all such shares so redeemed or repurchased does not exceed $3,000,000 during any fiscal year of the Borrower;

(iv) prior to the Issuer Capitalization Date, the Borrower may distribute cash to the Parent and ASC (and ASC may in turn distribute cash to the Parent, and the Parent may distribute cash to Holdings), and on or after to the Issuer Capitalization Date, the Borrower may distribute cash to NewParent, and NewParent in turn may distribute cash to the Parent and ASC, and ASC may in turn distribute cash to the Parent, and the Parent may distribute cash to Holdings, in each case, in an amount sufficient (A) to allow ASC to pay, and allow Holdings to make distributions to the owners of the Capital Stock of Holdings (the “Holdings Owners”) sufficient to permit each Holdings Owner to pay, the Theoretical Tax on the amount of the taxable income of the Borrower and its Subsidiaries which is allocated to ASC or the Holdings Owner, as applicable, for federal income tax purposes, without regard to the individual tax status of any Holdings Owner or ASC (“Permitted Tax Dividends”) and (B) to pay franchise taxes and other fees required to maintain the existence of each of Holdings, the Parent, ASC, NewParent, and the Discount Notes Co-Issuer and other reasonable general administrative costs and expenses, including, without limitation, directors fees and expenses and administrative, legal and accounting services provided by third parties, actually incurred by Holdings, the Parent, ASC, NewParent, and the Discount Notes Co-Issuer, as applicable, provided that the aggregate amount of such cash distributions made to Holdings, the Parent, ASC, NewParent, and the Discount Notes Co-Issuer in respect of such taxes, fees and expenses paid pursuant to this subclause (iv)(B) shall not exceed $1,000,000 during any fiscal year of the Borrower.”

(j) Clause (vi) of Section 7.07 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of clause (vi) thereof, (ii) deleting the period “.” from the end of clause (vii) thereof and substituting therefor with a semicolon “;” and (iii) adding the following clauses thereto as new clauses (viii), (ix), (x) and (xi):

“(viii) so long as no Default or Event of Default is then in existence or would otherwise arise there from, ASC may pay cash dividends to the Parent, and the Parent may in turn pay cash dividends to Holdings, in respect of ASC’s Capital Stock from time to time in amounts equal to any amounts received by ASC from the United States Internal Revenue Service as tax refunds, and Holdings may make distributions to the Holdings Owners;

(ix) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, NewParent may make cash dividends to the Parent or ASC, ASC may in turn make cash dividends to the Parent, and the Parent may in turn make cash dividends to Holdings, and Holdings may make (1) cash dividends to the Holdings Owners (the “Holdings Dividend”), (2) cash distributions in the form of management bonuses and other payments in respect of the Holdings Dividend and (3) may make payments in respect of the redemption of certain preferred equity units and notes issued by Holdings, and accrued interest and discounts in respect of such preferred equity units and notes;

(x) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower may make cash dividends to NewParent and NewParent may in turn make cash dividends to the Parent and ASC, and ASC may in turn make cash dividends to the Parent, and the Parent may in turn make cash dividends to Holdings, and Holdings may in turn make cash distributions to one or more of the Holdings Owners in respect of expenses incurred in connection with the IDS Offering in an allocated amount not to exceed $1,500,000;

(xi) on or after the Issuer Capitalization Date, the Discount Notes Co-Issuer may make any Discount Notes Co-Issuer Dividends contemplated under Section 6.13, including, if so required by NewParent, the dividend by the Discount Notes Co-Issuer to NewParent of any cash proceeds the Discount Notes Co-Issuer may have received in respect of the issuance of the Discount Notes.”

(k) Clause (a)(i) of Section 7.08 is hereby amended in its entirety to read as follows:

“(i) the Senior Subordinated Notes or the Discount Notes or”

(l) Section 7.10 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“Section 7.10 Fiscal Year; Organizational and Other Documents. None of Holdings or any Consolidated Parties will, or will permit any of their respective Subsidiaries to, (i) change its fiscal year or consent to any amendment, modification or supplement that is materially adverse to the Lenders of any of the provisions of the Transaction Documents, the Senior Subordinated Notes, the Discount Notes, or any other documents establishing and setting forth the rights and terms of the Senior Subordinated Notes on the Effective Date or the Discount Notes on the date of the issuance thereof, (ii) enter into any amendment, modification or waiver that is adverse in any material respect to the Lenders to any Material Contract as in effect on the Effective Date or (iii) enter into any amendment, modification or waiver to its articles or certificate of incorporation, bylaws (or analogous organizational documents) or any agreement entered into by it with respect to its Capital Stock (including the Securityholders’ Agreement), in each case as in effect on the Effective Date; provided that ASLP may cause Holdings to be converted from a limited liability company into a corporation. The Borrower will cause the Consolidated Parties to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Effective Date.”

(m) Clause (vii) of Section 7.11 of the Credit Agreement is hereby amended in it entirety to read as follows:

“(vii) restrictions in effect on the date of this Agreement contained in the Senior Subordinated Note Documents, and in effect on the issuance date of the Discount Notes contained in the Discount Notes Documents; and”

(n) Section 7.12 of the Credit Agreement is hereby amended in its entirety to read as follows (for reference, provisions amended hereby are italicized):

“Section 7.12 Ownership of Subsidiaries; Limitations on the Parent and the Borrowers. (a) The Parent will not (i)(A)(1) prior to the Issuer Capitalization Date, permit any Person other than the Parent or ASC to own any Capital Stock or Equity Equivalents in the Borrower or (2) on or after the Issuer Capitalization Date, permit any Person other than the Parent or ASC to own any Capital Stock or Equity Equivalents in NewParent, or (B) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, other than non-Wholly-Owned Subsidiaries permitted under this Agreement and Joint Venture Entities, (ii) permit any Subsidiary of the Borrower to issue Capital Stock to any Person, except (A) to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (B) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (C) with respect to non-Wholly-Owned Subsidiaries permitted under this Agreement and Joint Venture Entities or (iii) permit the Borrower or any Subsidiary of the Parent to issue any shares of Preferred Stock.

(b) The Parent shall not (i) hold any assets other then the Capital Stock of the Borrower and ASC, or, on or after the Issuer Capitalization Date, the Capital Stock of ASC and NewParent, and (ii) have any material liabilities other than (A) liabilities under the Credit Documents and (B) tax liabilities in the ordinary course of business or (iii) engage in any business or activity other than (A) owning the Capital Stock of the Borrower and ASC, or, upon the occurrence of the Issuer Capitalization, the Capital Stock of ASC and NewParent (in each case, including purchasing additional shares of common stock after the Effective Date if such shares are pledged to the Collateral Agent under the Parent Pledge Agreement) and activities incidental or related thereto on the maintenance of the corporate existence of the Parent in compliance with applicable law and (B) acting as a Guarantor under the Parent Guaranty Agreement and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party.

(c) On and after the Issuer Capitalization Date, NewParent will not (i)(A) permit any Person other than NewParent to own any Capital Stock or Equity Equivalents in the Discount Notes Co-Issuer and the Borrower, or (B) permit any Person (other than the Borrower or any Wholly-Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, other than non-Wholly-Owned Subsidiaries permitted under this Agreement and Joint Venture Entities, (ii) permit any Subsidiary of the Borrower to issue Capital Stock to any Person, except (A) to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (B) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries or (C) with respect to non-Wholly-Owned Subsidiaries permitted under this Agreement and Joint Venture Entities or (iii) permit the Borrower or any Subsidiary of the Parent to issue any shares of Preferred Stock.

(d) On and after the Issuer Capitalization Date, NewParent shall not (i) hold any assets other than the Capital Stock of the Borrower (including the Borrower Preferred Interests) and the Discount Notes Co-Issuer, and (ii) have, or permit the Discount Notes Co-Issuer to have, any material liabilities other than (A) liabilities under the Credit Documents and the Discount Notes Documents and (B) tax liabilities in the ordinary course of business, or (iii) engage in any business or activity other than (A) owning the Capital Stock of the Borrower and the Discount Notes Co-Issuer, and activities incidental or related thereto on the maintenance of the corporate existence of NewParent and the Discount Notes Co-Issuer in compliance with applicable law, (B) acting as a Guarantor under the Parent Guaranty Agreement and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party, and (C) being the obligor on the Discount Notes and performing its obligations under the Discount Notes Documents.”

(o) Section 7.18(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a) Leverage Ratio. The Leverage Ratio as of the last day of any fiscal quarter of the Borrower, in each case taken as a single accounting period, will not be greater than the ratio set forth below opposite the period during which such date occurs:

Period	Ratio
September 30, 2004 through December 30, 2005	4.75 to 1.0
December 31, 2005 through December 30, 2006	4.50 to 1.0
December 31, 2006 through December 30, 2007	4.25 to 1.0
December 31, 2007 through December 30, 2008	4.00 to 1.0
December 31, 2008 and Thereafter	3.75 to 1.0”

SUBPART 1.07 Amendments it Article VIII.

(a) The last two sentences of Section 8.02(d) of the Article VIII of the Credit Agreement are amended in their entirety to read as follows (for reference, provisions amended hereby are italicized):

“Without limitation of the foregoing, each of the Parent, NewParent (on and after the Issuer Capitalization Date) and the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified, jointly and severally, by each of the Parent, NewParent (on and after the Issuer Capitalization Date) and the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.05.”

SUBPART 1.08 Amendments to Article IX. Section 9.07 of Article IX of the Credit Agreement is hereby amended by inserting the term “NewParent” after each reference to the Parent therein.

SUBPART 1.09 Amendments to Article X. Article X of the Credit Agreement is hereby amended as follows:

(a) Article X of the Credit Agreement is hereby amended by inserting the term “the Issuers (on and after the Issuer Capitalization Date)” after each reference to the Parent therein.

(b) Article X of the Credit Agreement is hereby amended by inserting the following paragraph thereto as a new Section 10.19.

“Section 10.19 USA Patriot Act Notice. Each Credit Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.”

PART II

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SUBPART 2.01 Representations and Warranties. The Borrower hereby represents and warrants as of the date hereof and on and as of the Second Amendment Effective Date (as defined below) to each Lender and the Administrative Agent, as follows:

(a) The representations and warranties set forth in Article V of the Credit Agreement and in each other Credit Document are true and correct at and as if made as of the date hereof and on and as of the Second Amendment Effective Date except to the extent such representations and warranties expressly relate to an earlier date.

(b) No Default or Event of Default has occurred and is continuing.

(c) The execution, delivery and performance by each of Holdings, the Parent and the Borrower of this Second Amendment have been duly authorized by such Person.

(d) This Second Amendment constitutes the legal, valid and binding obligation of each of Holdings, the Parent and the Borrower, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles of general applicability (whether enforcement is sought by proceedings in equity or at law or in admiralty).

(e) The execution, delivery and performance by each of Holdings, the Parent and the Borrower of this Second Amendment will not (i) violate, contravene or conflict with any Requirement of Law applicable to such Person or its respective properties, except for violations, contraventions or conflicts that would not reasonably be expected to have a Material Adverse Effect, (ii) violate or conflict with any provision of such Person’s organizational documents, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which such Person is a party, except for violations, contraventions or conflicts that would not reasonably be expected to have a Material Adverse Effect.

PART III

CONDITIONS TO EFFECTIVENESS

SUBPART 3.01 Conditions to Effectiveness. This Second Amendment shall be deemed effective as of the first date hereof, on the date the following conditions precedent are satisfied: (i) the Administrative Agent shall have received duly executed copies of this Second Amendment, which when taken together bear the signatures of Holdings, the Parent, the Borrower and the Required Lenders, and (ii) all fees, costs and expenses required to be paid pursuant to Subpart 4.03 shall have been paid by the Borrower.

PART IV

GENERAL PROVISIONS

SUBPART 4.01 APPLICABLE LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

SUBPART 4.02 Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed counterpart of a signature page to this Second Amendment electronically shall be effective as delivery of a manually executed counterpart of this Second Amendment.

SUBPART 4.03 Amendment Fee; Costs and Expenses.

(a) Amendment Fee. The Administrative Agent shall have received, for the account of each Lender that shall have executed a counterpart of Second Amendment on or before 5:00 p.m. (Eastern time), on October 1, 2004, an amendment fee in an amount equal to 0.10% of the sum of (i) the aggregate principal amount of the Loans and LOC Obligations held by such Lender plus (ii) the Unused Revolving Commitment Amount held by such Lender, in each case, as of the Second Amendment Effective Date.

(b) Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation,

execution, delivery and administration, modification and amendment of this Second Amendment and the other documents to be delivered hereunder (including, without limitation, the reasonable and documented fees and expenses of Mayer, Brown, Rowe & Maw LLP, counsel for the Administrative Agent, with respect hereto and thereto) in accordance with the terms of Section 10.05 of the Credit Agreement.

SUBPART 4.04 Loan Documents. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Amended Agreement or any other Loan Document, nor shall they constitute a waiver of any Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Agreement or any other Loan Document. Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Amended Agreement specifically referred to by such amendments. Except as expressly amended herein, the Amended Agreement and the other Loan Documents shall continue in full force and effect in accordance with the provisions thereof. As used in the Amended Agreement, the terms “Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean, from and after the date hereof, the Amended Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by duly authorized officers, all as of the date first above written.

AMERICAN SEAFOODS HOLDINGS LLC
By:
Name:
Title:

AMERICAN SEAFOODS CONSOLIDATED LLC

By:
Name:
Title:

AMERICAN SEAFOODS GROUP LLC

By:
Name:
Title:

Signature page to Second Amendment, dated as of September 29, 2004, to the Second Amended and

Restated Credit Agreement, dated as of December 16, 2002, for American Seafoods Holdings LLC,

American Seafoods Consolidated LLC and American Seafoods Group LLC.

BANK OF AMERICA, N.A., as a Lender
By:
Name:
Title:

ACKNOWLEDGED BY:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature page to Second Amendment, dated as of September 29, 2004, to the Second Amended and

Restated Credit Agreement, dated as of December 16, 2002, for American Seafoods Holdings LLC,

American Seafoods Consolidated LLC and American Seafoods Group LLC.

, as a Lender
[INSERT NAME OF FINANCIAL INSTITUTION]

By:
Name:
Title:

(second signature line if required)

, as a Lender
[INSERT NAME OF FINANCIAL INSTITUTION]

By:
Name:
Title:

Signature page to Second Amendment, dated as of September 29, 2004, to the Second Amended and

Restated Credit Agreement, dated as of December 16, 2002, for American Seafoods Holdings LLC,

American Seafoods Consolidated LLC and American Seafoods Group LLC.

ANNEX 1

S&S Draft

September 28, 2004

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to ASG Holdings LLC, a limited liability company organized under the laws of the State of Delaware on                     , 2004, and prior to such date, refers to American Seafoods Group LLC, and, in each case, not to any of their subsidiaries. The word the “Issuers” refers only to ASG Holdings LLC and its wholly-owned corporate subsidiary and co-obligor on the Notes, ASG Finance, Inc. (“ASG Finance”).

The Issuers will issue the Notes under an Indenture (the “Indenture”) among themselves and Wells Fargo Bank, National Association, as trustee (the “Trustee”), in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

Brief Description of the Notes

The Notes will be unsecured senior obligations of the Issuers. The Notes will rank pari passu in right of payment with all existing and future senior unsecured Indebtedness of the Issuers, including their guarantee of the Credit Agreement, and senior in right of payment to any future unsecured subordinated Indebtedness of the Issuers. The Notes will be effectively subordinated to secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness. As of June 30, 2004, after giving pro forma effect to the offering of the Notes, the Issuers’ only outstanding Indebtedness (other than the Notes) would have consisted of their guarantee of $         million of borrowings by the Company’s Subsidiaries under the Credit Agreement. At such date, there would have been approximately $         million of additional borrowing availability under the Credit Agreement, which amounts would be guaranteed by the Issuers. The Issuers’ guarantee of borrowings under the Credit Agreement is secured by all the Issuers’ assets, consisting of the outstanding Capital Stock of American Seafoods Group.

The Company is a holding company and does not have any material assets or operations other than the ownership of Capital Stock of American Seafoods Group and ASG Finance. ASG Finance is a shell company and does not have any assets or operations. All of the Company’s operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company’s creditors, including Holders of the Notes. The Notes, therefore, will be structurally subordinated to creditors (including trade creditors) of the Company’s Subsidiaries, other than ASG Finance. As of June 30, 2004, the Company’s Subsidiaries had approximately $         million of Indebtedness and other balance sheet liabilities outstanding and there was approximately $         million of additional borrowing availability under the Credit Agreement.

Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by the Company’s Restricted Subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the Indenture does not impose any limitation on the incurrence by the Company’s Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “Risk Factors – Risk Relating to the Notes.” The Issuers are the sole obligors of the Notes, and HoldCo LLC’s subsidiaries, including American Seafoods Group, will not guarantee the Issuers’ obligations under the Notes or have any obligation with respect to the Notes and as such, the Notes will be structurally subordinated to the debt and liabilities of HoldCo LLC’s subsidiaries (including American Seafoods Group LLC).

Since the Company’s operations are conducted through its Subsidiaries, its ability to make payment on the Notes is dependent on the earnings of, and the distribution of funds from, its Subsidiaries. However, other than ASG Finance which does not have any assets or operations, none of the Company’s Subsidiaries is obligated to make funds available to the Issuers for payment on the Notes. In addition, the terms of the Credit Agreement and the indenture (the “ASG Subordinated Notes Indenture”) governing the 10 1/8% Senior Subordinated Notes due 2010 issued by American Seafoods Group (the “ASG Subordinated Notes”) significantly restrict American Seafoods Group and its Subsidiaries from paying dividends and otherwise transferring assets to the Company. The Credit Agreement is expected to mature before cash interest is scheduled to be paid on the Notes, but it could be refinanced with another credit facility which contains similar restrictions and the ASG Subordinated Note Indenture will still be in effect and may not permit distributions to the Company in amounts sufficient to pay cash interest on the notes. Furthermore, the Indenture permits the Company’s Subsidiaries to incur additional Indebtedness that may also restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such Subsidiaries to the Company. See “Risk Factors – Risk Relating to the Notes.” We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

Principal, Maturity and Interest

The Indenture provides for the issuance by the Issuers of Notes with an unlimited principal amount, of which $         million aggregate principal amount at maturity will be issued in this offering. The Issuers may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue Notes in denominations of $1,000 principal amount at maturity and integral multiples thereof. The Notes will mature on October     , 2011.

The Notes will be issued at a substantial discount from their principal amount at maturity. Interest will accrue on the Notes at the rate of     % per annum in the form of an increase in the Accreted Value (representing amortization of original issue discount) between the date of original issuance and October _, 2008, on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value shall be equal to the full principal amount at maturity of the Notes on October     , 2008 (the “Full Accretion Date”). Beginning on the Full Accretion Date, cash interest on the Notes will accrue at the rate of     % per annum and will be payable semiannually in arrears on              and              of each year to Holders of record at the close of business on the              or              immediately preceding such interest payment dates, commencing                     , 2009.

Although no cash interest will accrue on the Notes prior to the Full Accretion Date, for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accretes. See “Certain U.S. Federal Income Tax Considerations” for a discussion regarding the taxation of such original issue discount.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

At any time prior to October     , 2007, the Company may redeem up to 35% of the aggregate principal amount at maturity of Notes issued under the Indenture at a redemption price of     % of the Accreted Value at the redemption date, plus accrued and unpaid Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount at maturity of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by either of the Issuers and their respective Subsidiaries); and

(2)	the redemption must occur within 45 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Issuers’ option prior to October     , 2008. On or after October     , 2008, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on              of the years indicated below:

Year	Percentage
2008		%
2009		%
2010 and thereafter	100.000%

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount at maturity or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the Accreted Value of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 45 days and no later than 75 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount at maturity of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company or American Seafoods Group would constitute a default under the Credit Agreement. The Credit Agreement and the ASG Subordinated Notes Indenture also restrict the ability of American Seafoods Group to pay dividends or make other distributions to the Company in order to fund the Company’s purchase of any Notes tendered. Any future credit agreements or other agreements relating to Indebtedness to which American Seafoods Group or any other Restricted Subsidiary of the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes or American Seafoods Group or any other Restricted Subsidiary is prohibited from paying dividends to fund the purchase of any Notes tendered, the Company could seek the consent of the lenders or creditors to the purchase of Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will be unable to purchase any tendered Notes. In such case, the Company’s failure to purchase any tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and possibly the documents governing such other Indebtedness.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this clause (3), each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having a fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

Within 365 days of the receipt of any Net Proceeds from an Asset Sale, the Company may apply an amount equal to such Net Proceeds at its option:

(1)	to permanently reduce Obligations of the Company under the Credit Agreement and other secured Indebtedness of the Company (and to correspondingly reduce commitments with respect thereto) or Indebtedness of the Company that ranks pari passu with the Notes (provided that if the Company shall so reduce Obligations under such pari passu Indebtedness (other than Indebtedness of the Company that is also an Obligation of a Restricted Subsidiary), it will offer to equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase at a purchase price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest, the pro rata Accreted Value of Notes), or Indebtedness of a Restricted Subsidiary, in each case, other than Indebtedness owed to the Company or an Affiliate of the Company; provided that, if an offer to purchase any Indebtedness of American Seafoods Group or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer;

(2)	to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of a Person engaged in a Permitted Business that becomes a Restricted Subsidiary;

(3)	to make an investment or a capital expenditure in or that is used or useful in a Permitted Business; or

(4)	to acquire other assets, other than current assets, in or that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of pari passu Indebtedness of the Company containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount at maturity of Notes and such pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the Accreted Value of the Notes purchased plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate Accreted Value of Notes and pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such pari passu Indebtedness to be purchased on a pro rata basis based on the Accreted Value of Notes and such pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain asset sales events with respect to the Company or American Seafoods Group would constitute a default under the Credit Agreement. The Credit Agreement and the ASG Subordinated Notes Indenture also restrict the ability of American Seafoods Group to pay dividends or make other distributions to the Company in order to fund the Company’s purchase of any Notes tendered. Any future credit agreements or other agreements relating to Indebtedness to which American Seafoods Group or any other Restricted Subsidiary of the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes or American Seafoods Group or any other Restricted Subsidiary is prohibited from paying dividends to fund the purchase of any Notes tendered, the Company could seek the consent of the lenders or creditors to the purchase of Notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will be unable to purchase any tendered Notes. In such case, the Company’s failure to purchase any tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and possibly such other Indebtedness.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 principal amount at maturity or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in principal amount at maturity equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the payment of the redemption price, Notes or portions thereof called for redemption will cease to accrete or accrue interest, as the case may be.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

(3)	make any voluntary payment on or with respect to, or any voluntary purchase, redemption, defeasance or other acquisition or retirement for value of, any Subordinated Indebtedness; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	(A) with respect to a Restricted Payment by the Company or any Restricted Subsidiary of the Company other than American Seafoods Group and its Restricted Subsidiaries, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Company’s noncash interest expense and amortization of original issue discount shall be excluded) or (B) with respect to a Restricted Payment by American Seafoods Group or any Restricted Subsidiary of American Seafoods Group, American Seafoods Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after April 18, 2002 (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause 3(a) only any of the Company’s noncash interest expense and amortization of original issue discount shall be excluded) for the period (taken as one accounting period) from July 1, 2002 (which is the first date of the fiscal quarter immediately following the date of the ASG Subordinated Notes Indenture) to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds received by the Company since April 18, 2002 (which is the date of the ASG Subordinated Notes Indenture) as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than, in each case in this clause (b), Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment (including any such Restricted Investment in an Unrestricted Subsidiary) that was made after April 18, 2002 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (net of the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income.

So long as (with respect to clauses (4), (5), (6), (8), (10), (11) and (12) below) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Closing Date, or dividends or distributions to effect such transactions; provided that the aggregate price paid, dividended or distributed for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

(6)	payment of dividends or distributions by the Company to any Parent or member in amounts required for such person to pay franchise taxes and other fees required to maintain its existence and provide for all other actual out-of-pocket operating costs of such person, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and costs and expenses with respect to filings with the SEC, of up to $500,000 per fiscal year;

(7)	the payment of dividends or distributions by the Company to the Company’s members (x) for so long as the Company is treated as a partnership or disregarded entity for

Federal income tax purposes (a “Flow-Through Entity”), in an amount equal to the Permitted Tax Distributions and (y) for so long as the Company is not a Flow-Through Entity but is included in a consolidated or combined income tax group with the Parent or any of its Subsidiaries, in an amount equal to the Federal, state and local income tax obligations of the Company and its Subsidiaries as if the Company and its Subsidiaries filed separate income tax returns on a separate company basis; provided that, with respect to clause (y) of this clause (7), (a) the amount of dividends and distributions paid to enable the Parent to pay Federal, state and local income taxes at any time shall not exceed the amount of such Federal, state and local income taxes actually owing by the Parent at such time for the respective period and (b) any refunds received by the Parent attributable to the tax obligations of the Company and its Subsidiaries shall promptly be returned by the Parent to the Company;

(8)	(a) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants; and

(b)	cash paid in lieu of fractional Equity Interests (or dividends or distributions for such purpose) in an aggregate amount not to exceed $50,000;

(9)	the payment of the Special Distribution by American Seafoods Group to its members on April 18, 2002;

(10)	the declaration and payment of dividends to the Parent or members of the Company in an amount not to exceed the net proceeds received by the Company from the sale of the Notes on the Closing Date;

(11)	the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Company or American Seafoods Group issued or incurred in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the dividends and distributions on such Disqualified Stock are included in the determination of the Fixed Charges used in computing compliance with such covenant; and

(12)	other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that (i) the Company may incur Indebtedness (including Acquired Debt) and may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1, and (ii) American Seafoods Group and any Restricted Subsidiary of American Seafoods may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for American Seafoods Group’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $450 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales”;

(2)	the incurrence by the Company and any Restricted Subsidiary of the Existing Indebtedness;

(3)	the incurrence by the Company of Indebtedness represented by the Notes to be issued on the Closing Date and the Exchange Notes to be issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (14), (15) or (16) of this paragraph;

(6)	(A) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

(B) the issuance of Disqualified Stock or preferred stock by any Restricted Subsidiary of the Company or to any other Restricted Subsidiary of the Company; provided, however, that:

(i) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and

(ii) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is not the Company or a Restricted Subsidiary of the Company,

shall be deemed, in each case, to constitute an incurrence of such Disqualified Stock or preferred stock by the Company, or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations entered into for bona fide hedging purposes in the ordinary course of business, and not for speculative purposes;

(8)	the guarantee by any Restricted Subsidiary of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)	the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company or American Seafoods Group, as the case may be, as accrued (other than as expressly permitted to be excluded by the terms of the Indenture);

(10)	the incurrence by the Company’s Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims, self-insurance or similar requirements; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations in respect of performance, appeal and surety bonds, completion guarantees, insurance bonds and other similar bonds provided by the Company or such Restricted Subsidiary in the ordinary course of business;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a)	such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for the purpose of this clause (a)); and

(b)	the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and/or that Restricted Subsidiary in connection with that disposition;

(14)	the incurrence by any Restricted Subsidiary of the Company, other than American Seafoods Group and its Restricted Subsidiaries, of Acquired Debt; provided that, after giving effect to such Acquired Debt and the related acquisition or merger transaction as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this covenant;

(15)	the incurrence by any Restricted Subsidiary of the Company of Indebtedness; provided that, after giving effect to such incurrence of Indebtedness and the application of the net proceeds there from as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of this covenant; and provided further that the aggregate principal amount of Indebtedness incurred pursuant to this clause (15), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), shall not exceed $40.0 million at any time outstanding;

(16)	the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $20.0 million at any time outstanding.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, in any manner that complies with this covenant.

Liens

The Company will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness of the Company (other than Permitted Liens) upon any property or assets of the Company or any Restricted Subsidiary, or any income or profits therefrom, now owned or hereafter acquired (the “Initial Lien”), unless all payments due under the Indenture and the Notes are secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior to or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the Obligations so secured. Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of the Initial Lien on the property or assets of the Company or any Restricted Subsidiary, or (b) any sale or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, the Restricted Subsidiary creating such Initial Lien (so long as no Lien attaches to any assets received in consideration for such sale or transfer).

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements and instruments relating to Existing Indebtedness or the Credit Agreement as in effect on the Closing Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in such agreements or instruments, as in effect on the Closing Date;

(2)	the Indenture and the Notes;

(3)	applicable law;

(4)	any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries or merged with or consolidated into any Restricted Subsidiary of the Company, in each case, as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in leases or license agreements entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary, or all or substantially all of the assets of a Restricted Subsidiary, that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements or instruments governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements or instruments governing the Indebtedness being refinanced;

(9)	Permitted Liens securing Indebtedness of the Company or Liens securing Indebtedness of any Restricted Subsidiary of the Company, in each case, permitted to be incurred under the terms of the Indenture to the extent restricting the transfer of the property or assets subject thereto;

(10)	restrictions on cash or other deposits imposed by customers under agreements entered into in the ordinary course of business;

(11)	customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements entered into in the ordinary course of business;

(12)	restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; and

(13)	other Indebtedness of any Restricted Subsidiary of the Company permitted to be incurred pursuant to an agreement entered into subsequent to the Closing Date in accordance with the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company, taken as a whole, as determined by the Board of Directors of the Company in good faith than the provisions contained in the Credit Agreement or in the ASG Subordinated Notes Indenture, in each case, as in effect on the Closing Date or (B) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in good faith, to make scheduled payments of cash interest on the Notes when due.

Merger, Consolidation or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Company is the surviving corporation or limited liability company; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or limited liability company, in the case of each of (a) and (b) above, organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that, if the Person formed by or surviving such consolidation or merger, or the transferee of such properties or assets, is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized in the jurisdictions permitted by this clause (1) and a co-obligor of the Notes;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In the event of any transactions (other than a lease) described in and complying with this “Merger, Consolidation or Sale of Assets” covenant in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise any right and power of, the Company, and the Company shall be discharged from its obligations, under the Indenture and the Notes, with the same effect as if such successor Person has been named as the Company herein.

In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person except that a Restricted Subsidiary (other than American Seafoods Group LLC) may lease all or substantially all its properties or assets in compliance with the covenant described under “Repurchase at the Option of the Holders — Asset Sales”. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or its Restricted Subsidiaries;

(2)	payment of directors’ fees and cash compensation, and the provision of customary indemnification, in each case consistent with the Company’s past practice, to directors, officers, employees and managers of any Parent or member of the Company or of the Company and its Restricted Subsidiaries, in each case for services rendered to the Company and its Restricted Subsidiaries;

(3)	Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(4)	any agreement as in effect or entered into as of the Closing Date and described in “Certain Relationships and Related Transactions” herein or any amendment thereto so long as any such amendment is not more disadvantageous to the Company or the relevant Restricted Subsidiary or the Holders in any material respect than the original agreement as in effect on the Closing Date;

(5)	the reimbursement of out-of-pocket expenses to the Principals or their Related Parties and their respective Affiliates for monitoring and consulting services rendered by them to the Company and its Restricted Subsidiaries in an amount not to exceed $200,000 in any fiscal year;

(6)	payments by the Company or any of its Restricted Subsidiaries (directly or through any Parent or member) to the Principals or their Related Parties and their respective Affiliates of fees and out-of-pocket expenses for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the Disinterested Members of the Board of Directors of the Company in good faith and are in an amount not to exceed 2.0% of the aggregate transaction value (or portion thereof) in respect of which such services are rendered, plus reasonable out-of-pocket expenses;

(7)	the issuance of Equity Interests (other that Disqualified Stock) of the Company;

(8)	loans to Coastal Villages Pollock LLC, Central Bering Sea Fishermans Association and any other Person that enters into any community development fishing rights quota agreement with the Company or any of its Restricted Subsidiaries, provided that such loans are approved in good faith by a majority of the Disinterested Members of the Board of Directors of the Company and the principal amount of such loans at any time outstanding does not exceed $1,000,000;

(9)	transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons who are not Affiliates of the Company;

(10)	payments or loans to officers, directors, employees and managers of any Parent or member of the Company or of the Company or any Restricted Subsidiary for travel,

entertainment, moving and other relocation expenses, in each case relating to the business of the Company and its Restricted Subsidiaries made in the ordinary course of business and in accordance with the policy of the Company, which policy is approved by the Board of Directors of the Company in good faith;

(11)	issuance of Capital Stock of the Company in connection with employment incentive plans, employee stock plans, employee stock option plans and similar plans or arrangements approved by a majority of Disinterested Members of the Board of Directors of the Company and in accordance with the Company’s past practice; and

(12)	transactions with customers, clients, suppliers or purchasers of goods or services, in each case in the ordinary course of business which are fair to the Company or its Restricted Subsidiaries in the determination of the Board of Directors of the Company including a majority of Disinterested Members of the Board of Directors.

Limitations on Issuances of Guarantees of Indebtedness

At any time upon the incurrence of the Guarantee of any Indebtedness of the Company by any Restricted Subsidiary of the Company (other than any such Guarantee of Indebtedness arising under the Credit Facilitates with banks or other institutional lenders providing for revolving credit loans, terms loans, receivable financing or letters of credit), the Company will cause such Restricted Subsidiary to fully and unconditionally guarantee the Notes (a “Note Guarantee”) and to execute a supplement to the Indenture or such other documentation, satisfactory in form and substance to the Trustee, setting forth such Note Guarantee (and with any other documentation relating thereto as the Trustee shall require, including, without limitation, opinions of counsel as to enforceability of such Note Guarantee); provided, however, that if such, Guarantee of such Restricted Subsidiary is provided in respect of Subordinated Indebtedness, the Guarantee or other instrument provided by such Restricted Subsidiary in respect of such Subordinated Indebtedness shall be subordinated to the Note Guarantee to the same extent such Subordinated Indebtedness is subordinated to the Notes.

The Indenture will provide that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation or limited liability company, organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an affiliate of the Company in compliance with either clause (1) or clause (2) of the first paragraph of “Certain Covenants—Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries”; or

(2)	if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(3)	upon legal defeasance of the Company’s and all Guarantors’ obligations under the Notes and the Note Guarantees or satisfaction and discharge of the Indenture, in each case, in accordance with the provisions of the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall (1) either American Seafoods Group or ASG Finance be designated an Unrestricted Subsidiary and (2) the business currently operated by American Seafoods Group be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

(1)	such conveyance, sale or other disposition is of all the Equity Interests in such Restricted Subsidiary and such conveyance, sale or other disposition complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”, including the application of the Net Proceeds therefrom; or

(2)	if, immediately after giving effect to such conveyance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, (i) such conveyance, sale or other disposition is in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”, including the application of the Net Proceeds therefrom, and (ii) any remaining Investment in such Person would have been permitted to be made under “Certain Covenants — Restricted Payments” (other than as a Permitted Investment) if made on the date of such transfer, conveyance, sale, lease or other disposition.

In addition, the Company will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or shares of Capital Stock of foreign Restricted Subsidiaries required to be owned by foreign nationals under applicable law) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ASG Finance Capital and Ownership Structure

ASG Finance will not, and the Company will not permit ASG Finance to (a) alter, amend or otherwise change its capital and ownership structure (including that 100% of the total voting power of shares of Capital Stock in ASG Finance entitled to vote in the election of directors shall at all times be directly owned and controlled by the Company), (b) issue, transfer, convey, sell, lease or otherwise dispose of any of its Equity Interests to any Person, (c) make any Investment in any Person or (d) conduct any business other than acting as co-obligor on the Notes.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such public information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2)	default in payment when due of the principal of, or premium, if any, on the Notes;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)	failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Closing Date, if that default:

(a)	is caused by a failure to make any payment due at final maturity of such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all unpaid Accreted Value of, and premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the respective Event of Default and then all unpaid Accreted Value of, and premium, if any, and accrued and unpaid interest and Liquidated Damages, if any, on all outstanding Notes will become due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount at maturity of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Company, ASG Finance or any Guarantor (or of any holder of an Equity Interest in any of them), as such, shall have any liability for any obligations of the Issuers or any Guarantors under the Notes, the Indenture, any Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and all obligations of any Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and any such Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and any Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the Accreted Value of, and interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Closing Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount at maturity of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the percentage of principal amount at maturity of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal or Accreted Value (or change the method of calculation of Accreted Value) of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount at maturity of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than U.S. dollars;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)	impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9)	except as otherwise permitted under the “Merger, Consolidation or Sale of Assets” covenant or the “Limitations on Issuances of Guarantees of Indebtedness” covenant, consent to the assignment or transfer by the Issuers or any Guarantor of any of their rights or obligations under the Indenture;

(10)	amend or modify any of the provisions of the Indenture or the related definitions affecting the ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

(11)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment, change or modification of the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders – Asset Sales” covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders – Change of Control” covenant, including, in each case, amending, changing or modifying any definition relating thereto, will require the consent of the Holders of at least 75% in aggregate principal amount at maturity of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuers and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4)	to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder (including but not limited to adding a Guarantor under the Indenture and adding additional collateral for the benefit of Holders of the Notes);

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6)	to release any Guarantor from its Note Guarantee in accordance with the provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued and unpaid interest to the date of maturity or redemption;

(2)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuers or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount at maturity of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this Offering Memorandum may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company, c/o American Seafoods Group LLC, Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121, Attention: Amy Humphreys, Vice President of Finance.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Rule 144A Global Notes, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of this offering and the closing of this offering (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the

Regulation S Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges Between Regulation S Notes and Rule 144A Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes will also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuers that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the

Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3)	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1)	such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A; and

(2)	the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a Person:

(a)	who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)	purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)	in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global

Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC’s settlement date.

Registration Rights; Liquidated Damages

The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes. See “—Additional Information.”

The Issuers and the Initial Purchasers will enter into the Registration Rights Agreement on or prior to the closing of this offering. Pursuant to the Registration Rights Agreement, the Issuers will agree to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers will offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes.

If:

(1)	the Issuers are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

(2)	any Holder of Notes notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that:

(a)	it is prohibited by law or Commission policy from participating in the Exchange Offer; or

(b)	that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c)	that it is a broker-dealer and owns Notes acquired directly from the Issuers,

the Issuers will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

The Issuers will use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

The Registration Rights Agreement will provide that:

(1)	the Issuers will file an Exchange Offer Registration Statement with the Commission on or prior to 150 days after the closing of this offering;

(2)	the Issuers will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 210 days after the closing of this offering;

(3)	unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will:

(a)	commence the Exchange Offer; and

(b)	issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

(4)	if obligated to file the Shelf Registration Statement, the Issuers will file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the later of 210 days after the closing of this offering or 75 days after such filing obligation arises.

If:

(1)	the Issuers fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

(2)	any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3)	the Issuers fail to consummate the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4)	the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Issuers will pay liquidated damages to each Holder of outstanding Notes (“Liquidated Damages”) during the period of one or more Registration Defaults, with respect to the first 120-day period immediately following the occurrence of a Registration Default in an amount equal to 0.25% per annum of the Accreted Value on the preceding Semi-Annual Accrual Date of the Notes (which amount will be increased by an additional 25 basis points for each subsequent 90-day period that any liquidated damages continue to accrue; provided that the amounts at which liquidated damages accrue may in no event exceed 1.0% per annum of the Accreted Value on the preceding Semi-Annual Accrual Date of the Notes) in respect of the Notes held by such Holder until all Registration Defaults have been cured.

All accrued Liquidated Damages will be paid by the Issuers on each                      and                      of each year, commencing with the first such date after the occurrence of a Registration Default until such Registration Default is cured, to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of Notes will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Issuers against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Notes:

(1)	if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
, 2004	$
, 2005	$
, 2005	$
, 2006	$
, 2006	$
, 2007	$
, 2007	$
, 2008	$
, 2008		$1,000.00

(2)	if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Closing Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3)	if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4)	if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have corresponding meanings.

“American Seafoods Group” means American Seafoods Group LLC, a Delaware limited liability company, the direct wholly-owned Subsidiary of the Company, and its successor and assigns.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition (including by way of merger, consolidation or sale and leaseback transactions) of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case, other than Capital Stock constituting directors’ qualifying shares or shares of Capital Stock of foreign Restricted Subsidiaries required to be owned by foreign nationals under applicable law).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that involves assets having a fair market value of less than $1,000,000;

(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)	the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(7)	the disposition of assets received in settlement of obligations owing to the Company or any Restricted Subsidiary, which obligations were incurred in the ordinary course of business; and

(8)	the exchange of assets held by the Company or any Restricted Subsidiary (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by the Company or such Restricted Subsidiary in any such exchange will immediately constitute a Permitted Investment in a Permitted Business or will immediately constitute, be part of, or be used in a Permitted Business which is conducted in a Restricted Subsidiary; (ii) any such assets are of a comparable fair market value to the assets exchanged as determined in good faith by the Board of Directors of the Company (which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million), and (iii) in the case of an exchange involving a vessel, the assets received by the Company or a Restricted Subsidiary must represent a vessel which shall be substantially similar in all material respects to the vessel exchanged, including with respect to fishing and processing capability and the ability under applicable regulatory requirements to fish.

“Assumed Tax Rate” means, with respect to any specified Person, for or in respect of any Tax Period of such Person and any item of income, the greater of (x) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included in income by an individual resident of New York City, and (y) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in New York City, provided, that with respect to clauses (x) and (y), the New York State tax rate shall be taken into account only if such Person is treated as a partnership for New York State income tax purposes and the New York City tax rate shall be taken into account only if such Person is treated as a partnership for New York City income tax purposes. In computing the Assumed Tax Rate, effect will be given to the deductibility for federal income tax purposes of state and local income taxes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

(5)	any of the forgoing that is part of a linked security or unit upon the original issuance thereof.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Fitch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	securities issued by any state of the United States of America or any political subdivision of any such state or any agency or instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having a rating of at least AAA from Standard & Poor’s Rating Services or at least Aaa from Moody’s Investors Services Inc.;

(6)	commercial paper having a rating of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Services, Inc. and in each case maturing within one year after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of any Parent or the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), (a) prior to a Public Equity Offering, the result of which is that the Principals and their Related Parties become the Beneficial Owner of less than 50% of the voting power of all classes of Voting Stock of any Parent or the Company or, (b) after a Public Equity Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly of 35% or more of the voting power of all classes of Voting Stock of any Parent or the Company, as the case may be, and is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of all classes of Voting Stock of such Parent or the Company, as the case may be, than the percentage beneficially owned by the Principals and their Related Parties;

(4)	the first day on which a majority of the members of the Board of Directors of any Parent or the Company are not Continuing Directors;

(5)	any Parent or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into any Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of such Parent or the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of such Parent or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and, (B) immediately after such transaction (a) prior to a Public Equity Offering, the Principals and their Related Parties become the Beneficial Owner of not less than 50% of the voting power of all classes of Voting Stock of the surviving or transferee Person or, (b) after a Public Equity Offering”, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of all classes of Voting Stock of the surviving or transferee Person and is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of all classes of Voting Stock of such surviving or transferee Person than the percentage beneficially owned by the Principals and their Related Parties; or

(6)	the Company ceases to legally and beneficially own, directly or indirectly, 100% of the issued and outstanding Capital Stock of American Seafoods Group.

“Closing Date” shall mean the date of closing with respect to the issuance and sale of the Notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	provision for Federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period (or distributions in lieu thereof in respect of allocable income), to the extent that such provision for taxes or such distributions were deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations described under clause (1) of the definition thereof), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) any item reversing or reducing any non-cash accrual of or reserve for cash expenses in any future period, which accrual or reserve was previously deducted in computing Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to such Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders unless (x) such restriction with respect to the payment of dividends or similar distribution has been waived or (y) such restriction is permitted by the covenant described under “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary of such specified Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless (x) such restriction with respect to the payment of dividends or similar distribution has been waived or (y) such restriction is permitted by the covenant described under “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4)	all financial advisory fees, accounting fees, legal fees, and the similar advisory and consulting fees, related out-of-pocket expenses and printing expenses incurred in connection with the IDS Transaction, all as described in the Offering Memorandum and in an amount not to exceed $[19.0 million], shall be excluded;

(5)	the cumulative effect of a change in accounting principles shall be excluded; and

(6)	if such Person is a Flow-Through Entity, for purposes of the calculations under the covenant “Restricted Payments”, the Net Income of such Person for such period shall be reduced by the amount of Permitted Tax Distributions made or which may be made with respect to such period pursuant to the definition thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Closing Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, as in effect on the Closing Date, by and among American Seafoods Group, American Seafoods Consolidated LLC, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Lead Arranger, and the other Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration (as determined in good faith by the Board of Directors of the Company, which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million) received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disinterested Member of the Board of Directors” means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Member of the Board of Directors solely because such person holds Equity Interests in the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Disqualified Stock or Capital Stock that by its terms has a preference in liquidation or as to dividends over any other Capital Stock) of the Company or (to the extent the net cash proceeds therefrom are contributed to the capital of the Company) any Parent (other than (i) an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company and (ii) an offering with aggregate net proceeds to the Company or any Parent, as applicable, of less than $5.0 million).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Closing Date (including, but not limited to, the ASG Subordinated Notes) until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount (other than any amortization of debt issuance costs arising from the financing related to the Recapitalization, but only with respect to such amounts of debt issuance costs as are in excess of $20.7 million), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations described under clause (1) of the definition thereof; plus
(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	(a) if such Person or Restricted Subsidiary is a Flow-Through Entity, all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries (other than (x) dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person and (y) Permitted Tax Distributions and any payments reflecting capital account allocations pursuant to the terms of the membership or partnership agreement relating to such Flow-Through Entity), or (b) if such Person or Restricted Subsidiary is not a Flow-Through Entity, the product of (I) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person), times (II) a fraction, the numerator of which is one and the denominator of which is one minus the actual combined highest marginal Federal, state and local tax rate (giving effect to the deductibility for federal income tax purposes of state and local income taxes) then in effect applicable to such Person or Restricted Subsidiary, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on April 18, 2002.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means any Restricted Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2)	currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and

(3)	fuel swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in fuel prices.

“IDS Transaction” means the proposed initial public offering in 2004 of income deposit securities by a parent entity of American Seafoods Group.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)	borrowed money;

(2)	bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors of the Company unless such fair market value exceeds $10.0 million, in which event the determination of the Board of Directors must be based upon the opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) and (B) the amount of such Indebtedness of such other Persons; and (y) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity

Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Investors” means any current or future individuals who are or become executive officers or members of senior management of the Company and Restricted Subsidiaries including, without limitation, Bernt Bodal, Michael Hyde, Jeffrey Davis, Brad Bodenman, Inge Andreassen, Amy Humphreys, John Cummings and Matthew Latimer, in their capacities as individual investors of membership interests in American Seafoods Holdings LLC.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3)	the net unrealized foreign exchange gains or losses, together with any related provision for taxes on such gains or losses, as reflected on the Statement of Cash Flows of such Person, to the extent they would otherwise be reflected in the Net Income of such Person in the absence of this clause (3);

(4)	any non-cash compensation charge or expense, together with any related provision for taxes on such charge or expense, arising from any grant of stock, stock options or other equity based awards (collectively, “Equity Based Awards”), except that Net Income shall reflect (a) any non-cash compensation charge or expense arising in respect of an Equity Based Award that, by its terms, is intended to be settled or payable in cash, and (b) in respect of an Equity Based Award that, by its terms, is not intended to be settled or payable in cash but is in fact so settled or paid, the full non-cash and cash compensation charge or expense arising from such Equity Based Award (including the aggregate net charge or expense previously excluded from the determination of Net Income pursuant to this clause (4)), which charge or expense shall be deemed included in full in the fiscal period of such Person in which such cash settlement or payment occurs; and

(5)	any non-cash charge, together with any related provision for taxes on such charge, related to the write off of goodwill or intangibles as a result of impairment, in each case, as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 or Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144.

Any reference herein to related provisions for taxes includes, if such Person is a Flow-Through Entity, any Permitted Tax Distributions made or which may be made by such Person to permit its direct and indirect members or partners to pay Federal, state and local income taxes arising as a result of the event described in the foregoing clauses (1) through (5).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements (or if the Company is a Flow-Through Entity, Permitted Tax Distributions made or which may be made by the Company with respect to income or gain arising as a result of such Asset Sale), and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum dated                     , 2004 related to the offering of the Notes.

“Parent” means any direct or indirect parent company of the Company, it being understood that ASC, Inc. so long as it owns less than 50% interest in the Company, is not a Parent.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the offering memorandum) by the Company and its Restricted Subsidiaries on the Closing Date and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company and any Investment representing Indebtedness incurred by a Restricted Subsidiary in compliance with clause 6(A) of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Wholly Owned Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or received as a contribution to equity from a Parent;

(6)	Hedging Obligations;

(7)	any Investment received in compromise or settlement of obligations of any Person incurred in the ordinary course of business, including pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(9)	loans and advances to directors, officers and employees of the Company or its Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $1.0 million at any one time outstanding;

(10)	foreign currency received in the ordinary course of business (and related deposit accounts) or held by the Company or any Restricted Subsidiary in the ordinary course of business in connection with entering into or fulfilling Hedging Obligations; and deposits made or other cash collateral provided with respect to Hedging Obligations;

(11)	Investments in existence, or made pursuant to legally binding written commitments in existence, on the Closing Date;

(12)	Investments in any of the Notes or Exchange Notes; and

(13)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since April 18, 2002, not to exceed $25.0 million at any time outstanding.

“Permitted Liens” means:

(1)	Liens on the assets of the Company and/or its Restricted Subsidiaries to secure the Company’s guarantee of Indebtedness of its Restricted Subsidiaries under the Credit Facilities with banks or other institutional lenders providing for revolving credit loans, terms loans, receivable financing or letters of credit.

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary; and

(4)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(5)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(7)	Liens existing on the Closing Date.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either (i) by the Company or (ii) by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Tax Distributions” means for or in respect of any fiscal year or other tax period (each a “Tax Period”) of the Company, a distribution to Parent (for distribution to the ultimate owners of Parent (the “Ultimate Owners”)) and the other members of the Company in an amount equal to the product of (x) each amount included in the Taxable Income of American Seafoods Group for such Tax Period multiplied by (y) the Assumed Tax Rate with respect to each such amount.

Permitted Tax Distributions shall be calculated and made in advance of the dates on which estimated tax payments relating to the pertinent Tax Period are due, and shall be made without regard to the actual tax status of any Ultimate Owner or member of the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Centre Partners Management LLC and any funds or other investment vehicles managed by Centre Partners Management LLC or its affiliates, the Management Investors, Coastal Villages Pollock LLC, Central Bering Sea Fishermans Association, Bristol Bay Economic Development Corporation, all CDQ Group Investors, and U.S. Equity Partners II L.P. and affiliated funds of Wasserstein & Co.

“Public Equity Offering” means an offer and sale of common stock (other than Disqualified Stock, but including any share or unit of common stock that is part of any linked security or unit on original issuance thereof and only to the extent of such share or unit of common stock) of (i) the Company, (ii) a Parent or (iii) any member of a Parent organized for the purpose of achieving, directly or indirectly, public ownership of a Parent, in each case pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Recapitalization” has the meaning ascribed to such term in the ASG Subordinated Notes Indenture.

“Related Party” means:

(1)	with respect to any Principal other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary;

(2)	with respect to any Principal other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

(3)	with respect to any Principal that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Closing Date; provided, however, that every reference to 10% in such definition shall be 5% for purposes of the Notes.

“Special Distribution” has the meaning ascribed to such term in the ASG Subordinated Notes Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Taxable Income” means, with respect to American Seafoods Group for any Tax Period, the taxable income of American Seafoods Group determined for Federal income tax purposes as if American Seafoods Group were an individual for Federal income tax purposes; provided, however, that such taxable income shall be reduced by the aggregate amount of net losses from prior fiscal years of American Seafoods Group beginning on or after January 28, 2000 except to the extent that such net losses have already been taken into account in determining Taxable Income for any Tax Period.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Company.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenants described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than shares of Capital Stock constituting directors’ qualifying shares or shares of Capital Stock of foreign Restricted Subsidiaries required to be owned by foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.